        SHOPKO STORES, INC. AND SUBSIDIARIES
        EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
        (IN THOUSANDS)


                                                        Three Quarters Ended
                                                   -------------------------------
                                                    November 3,      October 28,
                                                        2001             2000
                                                   (39 Weeks)         (39 Weeks)
                                                   -------------------------------

        Ratio of Earnings to Fixed Charges
        -----------------------------------------
        COMPUTATION OF (LOSS) EARNINGS

    1   Loss from continuing operations                   (6.668)         (2,707)
    2   Add previously capitalized interest
          Amortized during the period                         463             430
    3   Less interest capitalized during
          The period                                          142           1,010
                                                   ---------------   -------------
    4   Total (loss) earnings (sum of lines 1             (6,347)         (3,287)
        to 3)

        COMPUTATION OF FIXED CHARGES

    5   Interest (1)                                       51,476          48,646
    6   Interest factor in rental expense                   5,243           6,696
                                                   ---------------   -------------
    7   Total fixed charges (sum of lines                  56,719          55,342
          5 and 6)

    8   TOTAL EARNINGS AND
          FIXED CHARGES (LINE 4
          PLUS LINE 7)                           $         50,372  $       52,055
                                                   ===============   =============

    9   Ratio (line 8 divided by line 7)                     0.89            0.94

        (1) Includes capitalized interest
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